                                                                    Exhibit 2.3

Translation from Norwegian

                     AGREEMENT REGARDING EXCHANGE OF SHARES

The following agreement has been entered into between Geoteck International, Inc., a company registered in Nevada, USA, which is in the process of changing its name to Marine Shuttle Operation Inc., hereinafter referred to as "MSO Inc.", as the first party, and the shareholder(s) mentioned below in the Norwegian registered company Offshore Shuttle AS, hereinafter referred to as "OS AS":

--------------------------------------------------------------------------------
Shareholder                           No. of shares in OS AS (fill in)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


as the second party, hereinafter referred to as "the OS AS shareholders":

1.  Background of the agreement

The Norwegian registered company Marine Shuttle Operation AS, hereinafter referred to as "MSO", is in the process of entering into a licensing agreement with OS AS to acquire the exclusive rights to build and operate an offshore shuttle, based upon the rights and the concept which have been drawn up by OS AS, as well as the option to build and operate a further four - 4 - offshore shuttles. It is a condition of the current agreement that the above-mentioned licensing agreement is entered into.

In the same way as the parties in this agreement, the MSO shareholders, Franz Eder and Sverre Hansen, have entered into an agreement regarding the exchange of their shares in MSO for shares in MSO Inc. The original intention of the parties was that the OS AS shareholders would also have been incorporated in the same agreement which has been entered into between MSO Inc. and the MSO shareholders. However, as that agreement is extremely comprehensive (31 pages long), complicated and contains a number of details which are not found to be necessary to include in such an agreement as this current agreement which falls under Norwegian law, the parties agreed to enter into this current briefer agreement.

2.  Terms of the exchange

The parties have hereby agreed that 1.5 shares in MSO Inc. shall be exchanged for one share in OS AS.

In connection with expanding capital with new share capital, MSO Inc. shall apply for listing on Nasdaq's main list and for listing on the Frankfurt stock exchange. The company is currently listed on the Nasdaq Bulletin Board.

After the transactions regarding the exchange of shares between MSO Inc., the MSO shareholders and the OS AS shareholders have been finalised, MSO Inc. will have 100% ownership of MSO and will own a majority of the shares in OS AS.

3.  MSO Inc.'s obligations

MSO Inc. shall finance MSO in the amount of US $ 100,000,000, excluding the costs, commissions and other fees related to the financing through the issue of 20,000,000 new shares in MSO Inc. MSO Inc. has entered into an agreement with the German brokerage firm Berliner Freiverkehr (Aktien) AG which will be responsible for carrying out the issue.

MSO Inc. may need up to 180 days to obtain the above-mentioned financing. During this interval MSO Inc. shall ensure the temporary financing of MSO to the amount of US $ 1,5 mill to cover MSO's daily operating expenses.

MSO Inc. shall also issue shares in MSO Inc. to the OS AS shareholders as indicated in the current agreement.

4.  OS AS shareholder's obligations

All the shareholders declare that they shall assign their shares in OS AS to MSO Inc., free of encumbrances. The OS AS shareholders shall not sell, mortgage or in any other way dispose of their shares.

5.  Due Diligence

In addition to exchanging official documents, such as the audited accounts for 1997, confirmation that MSO Inc. and OS AS are properly registered with the indicated share capital, the necessary judicial company documentation showing that MSO Inc. has the legal competence to enter into the current agreement, as well as to complete the transactions which the current agreement covers, it is up to the parties' advisors to demand further documentation on MSO Inc. and OS AS respectively.

6.  Right to appoint members of the board and employees in MSO Inc.

The board of MSO Inc. shall consist of the following persons:

         Franz Eder.
         A person appointed by MSO Inc.
         A person appointed by the MSO and OS AS shareholders.

The MSO Inc. board shall employ the necessary personnel in the company in the normal way.

7.  Transfer/assignment of shares

The parties shall transfer the shares to each other at the same time. If this cannot be executed in practice, the shares shall be deposited with a third party, preferably a Norwegian lawyer or an authorised stockbroker. The OS AS shareholders shall transfer/deposit their shares in assigned condition to MSO Inc. MSO Inc. shall transfer/deposit the shares in the company to each of the OS AS shareholders.

The shares in MSO Inc. which OS AS receives cannot be traded before the issue has been finalised (finalisation expected in June 1998)

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

8.  Voting rights for shares in OS AS until the transaction has been finalised

The OS AS shareholders give MSO Inc., or the person the company appoints, the right to vote for the OS AS shares at shareholders' meetings as of the moment the current agreement is signed.

9.  Costs

The OS AS shareholders shall not incur any costs from the exchange of the shares.

10. Confidentiality

The parties shall keep the current agreement and transaction fully confidential, however, the parties can jointly agree on something else.

11. Resolving disputes/legal venue

This agreement shall fall under Norwegian law with Oslo serving as the legal venue.

Should there be any dispute concerning the interpretation of the current agreement, the parties shall strive to solve this through negotiations. In this connection the parties shall agree to hold a meeting no later than 10 days after it is clear that such a dispute has arisen.

If it proves to be impossible to solve the dispute through negotiations, the dispute shall be decided by arbitration in Oslo in accordance with the rules in Chapter 32 of the Norwegian Civil Procedure Code. The Arbitration Court shall consist of three - 3 - members, whereof each of the parties shall appoint their own member, and these shall jointly appoint the third member. If it proves to be impossible to appoint a third member, he or she shall be appointed by the chairman of Den Norske Advokatforening [the Norwegian Bar Association]. The parties may agree to appoint 1 arbitrator only who, if agreement cannot be reached, shall be appointed by the chairman of Den Norske Advokatforening [the Norwegian bar Association].

Date/ place:                             Date/ place:

 ..........................               ..............................

Signature:                               Signature:

 ..........................               ..............................
                                         Geotech Int. Inc. (MSO Inc.)

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



                         SCHEDULE OF OMITTED DOCUMENTS


     Exhibit 2.3 to the Registration Statement is a form of the Agreement Regarding Exchange of Shares that was entered into by Marine Shuttle Operations Inc. ("MSO") and various stockholders of Offshore Shuttle AS ("OSAS"). Each individual agreement was omitted from the Registration Statement pursuant to Item 601(a) of Regulation S-K. Information regarding the omitted documents is set forth below.


Name and Address                     No. of OSAS                       No. of MSO
of OSAS Stockholder                  Shares Exchanged                Shares Acquired                Date of Execution
-------------------                  ----------------                ---------------                -----------------
Arne Martinsen                            20,800                          223,500                      May 16, 1998
Sonnaveien 94
1476 Rasta, Norway

Arvid Kolle                               25,800                           38,700                      April 15, 1998
Tulipanveien 20
4300 Sandnes, Norway

AS Ineta                                   1,000                            1,500                      April 15, 1998
Postboks 2406 Solli
0201 Oslo, Norway

Concordia Capo AS                          3,000                            4,500                      April 15, 1998
Postboks 21
5501 Haugesund, Norway

Concordia Foss AS                          3,000                            4,500                      April 15, 1998
Postboks 21
5501 Haugesund, Norway

Concordia Star AS                          3,000                            4,500                      April 15, 1998
Postboks 21
5501 Haugesund, Norway

Einar Myklebust                           43,400                           65,100                      April 15, 1998
Fyrgangen 17
1560 Larkollen, Norway

Erik Kristen-Johanssen                     9,800                           14,700                      April 15, 1998
Postboks 2406 Solli
0201 Oslo, Norway

Erik Staumo                               19,720                           56,580                      April 15, 1998
Fjordallen 14



0250 Oslo, Norway

Georg Tidemann Andersen                      760                           10,140                      May 16, 1998
Bjornstjeme B 21
3000 Drammen, Norway

Gunnar Greibokk                           23,000                           34,500                      April 15, 1998
4660 Evje, Norway

Gunnar Jorgensen                          15,000                           22,500                      April 15, 1998
Solveien 4
1177 Oslo, Norway

Hannestad Mek AS                           4,000                            6,000                      April 15, 1998
Kanalveien 4
3110 Tonsberg, Norway

Inger Egeberg Sogstad                      4,000                           18,000                      April 15, 1998
Fjordallen 14
0250 Oslo, Norway

Jan Krohn-Hansen                          35,540                           53,310                      April 15, 1998
Nordasneset 63
5046 Radal, Norway

Jens Holtung                              60,000                           90,000                      April 15, 1998
Blakollveien 18
3175 Ramnes, Norway

Johnco AS                                 20,000                           30,000                      April 15, 1998
Postboks 229
5501 Haugesund, Norway

Johs Owren                                26,760                           40,140                      April 15, 1998
Tollofsrud gard
2600 Lillehammer, Norway

Jon Fosse                                  7,500                           11,250                      April 15, 1998
Smebyveien 2
2300 Hamar, Norway

Karlander Invest AS                       24,000                           36,000                      April 15, 1998
Postboks 1785 Vika
0122 Oslo, Norway



Knut Rygh                                 21,760                           70,140                      April 15, 1998
Nordhellinga 7
1313 Voyenenga, Norway

Maria Hareide                             17,800                           26,700                      April 15, 1998
Dicksvei 13
1324 Lysaker, Norway

Nistad Finans og Eiendom AS              138,100                          207,150                      April 15, 1998
Midttunlia 73
5051 Oslo, Norway

Norsk SMB Invest 3                        40,000                          186,660                      May 16, 1998
Stranden 3A
0250 Oslo, Norway

Norsk SMB Invest 4                        25,800                          119,700                      April 15, 1998
Stranden 3A
0250 Oslo, Norway

Ole-Johan Olsen                           28,200                           42,300                      May 16, 1998
Foynveien 24
3132 Husoysund, Norway

Rolf Ness                                 27,860                           41,790                      May 16, 1998
Milje
5593 Skanevik, Norway

Sigfred Lyngoy                           64,100                           96,150                      April 15, 1998
Stortingsgaten 28
0161 Oslo, Norway

Terje Rosjo                               15,000                           22,500                      April 15, 1998
Van der Weld weg 5
5040 Paradis, Norway

Thor Stang                                22,000                          190,500                      April 15, 1998
Ekebergveien 76
3080 Holmestrand, Norway

Trade Invest AS                           20,000                           30,000                      April 15, 1998
Postboks 214
1415 Oppegard, Norway



Zaco AS                                    9,600                           14,400                      April 15, 1998
Postboks 563
4801 Arendal, Norway












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